Exhibit 4.37

LOAN AGREEMENT

This Loan Agreement (the “Agreement”) is entered into in Beijing by the following parties on April 23, 2012.

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Registration Address:	3/F., Baidu Building, No. 10 Shangdi 10th Street, Haidian District, Beijing

Party B: ID No.:	Liang Zhixiang

WHEREAS,

1.	Party A is a wholly-owned foreign enterprise incorporated in the People’s Republic of China (the “PRC”); and

2.	Party B is a citizen of the PRC and a shareholder of Beijing BaiduPay Science and Technology Co., Ltd. (the “Company”).

NOW THEREFORE, through friendly negotiations, the parties hereto agree as follows:

1.	Party A agrees to provide an interest-free loan to Party B with an aggregate principal amount of RMB 9,000,000 in accordance with the terms and conditions set forth in this Agreement, and Party B agrees to accept the loan.

2.	Party B confirms that he has received the total amount of the loan and has invested it into the Company as capital contribution.

3.	The Term of the loan starts from the date when Party B received the loan until ten (10) years after the execution of this Agreement and may be extended upon written agreement of the parties hereto. During the term of the loan or any extension thereof, Party A may notify Party B in writing that the loan under this Agreement is due and payable immediately and request Party B to repay the loan in the manner specified herein, if any of the following events occurs:

(a)	Party B resigns from or is dismissed by Party A or its affiliates;

(b)	Party B dies or becomes a person without capacity or with limited capacity for civil acts;

(c)	Party B commits a crime or is involved in a crime;

(d)	Any other third party claims more than RMB100,000 against Party B; or

(e)	Subject to PRC laws, Party A or its designated person is permitted to invest in the business of value-added telecommunications services, such as Internet information services, as well as other businesses that the Company is engaged in, and Party A has given a written notice to the Company to exercise its purchase option in accordance with the exclusive equity purchase option agreement specified in Article 4 of this Agreement.

4.	Both parties hereby agree and confirm that, subject to PRC laws, Party A shall have the right, but not the obligation, to purchase, or designate other persons (including natural persons, legal persons or other entities) to purchase, at anytime all or part of the equity interests held by Party B in the Company (the “Option Right”), provided, however, that Party A shall notify Party B in writing of such purchase of equity interests. Once the written notice for exercising the Option Right is given by Party A, Party B shall, according to Party A’s intention or instruction, transfer his equity interests in the Company to Party A or other persons designated by Party A at his original investment price (the “Original Investment Price”) or, if otherwise specified by laws, at another price agreed upon by Party A. Both parties agree and confirm that, if at the time of Party A’s exercise of the Option Right, the lowest price permitted under then applicable laws and regulations is higher than the Original Investment Price, the purchase price to be paid by Party A or its designated persons shall be the lowest price permitted by applicable law. Both parties agree to execute an Exclusive Equity Purchase Option Agreement (the “Option Agreement”) in connection with the above matters.

5.	Both parties hereby agree and confirm that Party B may repay the loan only in the following manner: if permitted by PRC laws, Party B or its successor or assign shall transfer the equity interests in the Company to Party A or its designated persons and use the proceeds from such transfer to repay the loan, when the loan is due and Party A gives a written notice.

6.	Both parties hereby agree and confirm that, except as otherwise provided for herein, the loan under this Agreement is interest-free. However, if, at the time the loan is due and Party B needs to transfer his equity interests in the Company to Party A or its designated persons, the actual transfer price is higher than the loan principal due to legal requirements or other reasons, the amount in excess of the loan principal, to the extent permitted by law, shall be deemed as interests or capital utilization cost, which shall be repaid to Party A together with the loan principal.

7.	Both parties hereby agree and confirm that Party B shall be deemed to have fully performed his obligations under this Agreement only if the following requirements are met:

(a)	Party B has transferred all his equity interests in the Company to Party A and/or its designated persons; and,

(b)	Party B has paid the total proceeds from such transfer or the maximum amount (including principal and the highest loan interest permitted under then applicable law) allowed by applicable law as repayment of the loan to Party A.

8.	To secure the performance of his obligations under this Agreement, Party B agrees to pledge all his equity interests in the Company to Party A (the “Equity Pledge”). Both parties agree to execute an Equity Pledge Agreement (the “Equity Pledge Agreement”) in connection with the above matters.

9.	Party A hereby represents and warrants to Party B that, as of the execution date of this Agreement:

(a)	Party A is a wholly foreign-owned enterprise incorporated and validly existing under the laws of PRC;

(b)	Party A has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party A comply with its business scope, articles of association and other organizational documents. Party A has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(c)	The principal of the loan to Party B is legally owned by Party A;

(d)	The execution and performance of this Agreement by Party A do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party A is subject, any agreement signed by it with any third party or any undertaking made by it to any third party; and

(e)	When executed by the parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party A.

10.	Party B hereby represents and warrants to Party A that, from the execution date of this Agreement until this Agreement terminates:

(a)	The Company is a limited liability company incorporated and validly existing under the laws of PRC and Party B is a legal holder of the equity interest of the Company;

(b)	Party B has the right to execute and perform this Agreement. The execution and performance of this Agreement by Party B comply with its business scope, articles of association and other organizational documents. Party B has obtained all necessary and appropriate approvals and authorizations for the execution and performance of this Agreement;

(c)	The execution and the performance of this Agreement by Party B do not violate any laws, regulations, approvals, authorizations, notices, other governmental documents to which Party B is subject, any agreement signed by Party B with any third party or any undertaking made by Party B to any third party;

(d)	When executed by the parties hereto, this Agreement shall constitute the legal, valid and binding obligations of Party B;

(e)	Party B has paid contribution in full for its equity interests in the Company in accordance with applicable laws and regulations;

(f)	Except pursuant to the Equity Pledge Agreement and Option Agreement, Party B has not pledged or created any other security interest on, made any offer to any third party to transfer, accepted the offer of any third party to purchase, or execute agreement with any third party to transfer, Party B’s equity interests in the Company;

(g)	There are no pending or threatened disputes, litigation, arbitration or other administrative proceedings or other legal proceedings in connection with the equity interests of the Company held by Party B; and

(h)	The Company has completed all necessary governmental approval, license, registration and filing.

11.	Party B covenants that it shall, during the term of this Agreement:

(a)	Not sell, transfer, pledge or dispose in any other manner of his equity or other interests in the Company, or allow the creation of other security interests thereon, without Party A’s prior written consent, except for equity pledges or other rights created for the benefit of Party A;

(b)	Not vote for at shareholder’s meetings of the Company or execute any shareholders’ resolutions approving the sale, transfer, pledge, disposition in any other manner, or the creation of any other security interest on, any legal or beneficial interest in the equity of the Company without Party A’s prior written consent, except to or for the benefit of Party A or its designated persons;

(c)	Not vote for at shareholder’s meetings of the Company or execute any shareholders’ resolutions approving the Company to merge or combine with, acquire or invest in any person without Party A’s prior written consent;

(d)	Promptly inform Party A of any pending or threatened litigation, arbitration or regulatory proceeding concerning the equity interests of the Company;

(e)	Execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain his equity interests of the Company;

(f)	Not commit any act or omission that may materially affect the assets, business and liabilities of the Company without Party A’s prior written consent;

(g)	Appoint any person nominated by Party A to be the director of the Company;

(h)	Upon Party A’s exercise of its Option Right, transfer promptly and unconditionally, all of Party B’s equity interests in the Company to Party A or a person designated by Party A, provided that such transfer is permitted under the laws of PRC;

(i)	Not request the Company to distribute dividends or profits;

(j)	Once he has transferred his equity interests in the Company to Party A or its designated persons, promptly repay, subject to applicable laws, the proceeds received for such transfer in full, as the loan principal and loan interests or capital utilization cost allowed by laws, to Party A; and

(k)	Comply strictly with the terms of this Agreement, and perform the obligations pursuant to this Agreement and not commit any act or omission that would affect the validity and enforceability of this Agreement.

12.	Party B, as the shareholder of the Company, covenants that he shall cause the Company, during the term of this Agreement:

(a)	Not to supply, amend or modify its articles of association, or to increase or decrease its registered capital, or to change its capital structure in any way without Party A’s prior written consent;

(b)	To maintain and operate its business and deal with matters prudently and effectively, in accordance with good financial and business rules and practices;

(c)	Not to sell, transfer, mortgage, dispose of in any other manner, or to create other security interest on, any of its assets, business or legal or beneficial right to its revenues without Party A’s prior written consent;

(d)	Not to create, succeed to, guarantee or permit any liability, without Party A’s prior written consent, except (i) the liability arising from the ordinary course of business, but not arising through Party B; and (ii) the liability reported to and approved by Party A in writing;

(e)	To operate persistently all the business and to maintain the value of its assets;

(f)	Not to execute any material contracts (for the purpose of this paragraph, a contract will be deemed material if the value of it exceeds RMB100,000), without Party A’s prior written consent, other than those executed during the ordinary course of business;

(g)	To provide information concerning all of its operation and financial affairs upon Party A’s request;

(h)	Not to merge or combine with, acquire or invest in, any other person without Party A’s prior written consent;

(i)	Not to issue dividends to shareholders in any form without Party A’s prior written consent. However, the Company shall promptly distributable all its distributable profits to each of its shareholders upon Party A’s request;

(j)	To inform promptly Party A of any pending or threatened suit, arbitration or regulatory proceeding concerning the assets, business or revenue of the Company;

(k)	To execute all necessary or appropriate documents, take all necessary or appropriate actions, bring all necessary or appropriate lawsuits or assert all necessary and appropriate defenses against all claims in order to maintain the ownership of all its assets;

(l)	To comply strictly with the terms of the Exclusive Technology Consulting and Service Agreement and other agreements between Party A and the Company, perform its obligations under aforesaid agreements, and not commit any act or omission that would affect the validity and enforceability of such agreements.

13.	This agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assignees. Without prior written approval of Party A, Party B cannot assign, pledge or otherwise transfer any right, benefit or obligation under this agreement.

14.	Party B agrees that Party A can assign its rights and duties under this Agreement to a third party when it thinks necessary, in which case Party A only needs to give a written notice to Party B and no further consent of Party B is required.

15.	The execution, validity, interpretation, performance, amendment, termination and resolution of disputes in connection with this Agreement shall be governed by the laws of the PRC.

16.	Arbitration.

Both parties shall strive to settle any dispute, conflict, or claim arising from the interpretation or performance (including any issue relating to the existence, validity and termination of this Agreement) in connection with this Agreement through friendly consultation. In case no settlement can be reached within thirty (30) day after one party requests for the settlement, each party may submit such dispute to China International Economic and Trade Arbitration Commission (the “CIETAC”) for arbitration in accordance with its rules. The arbitration award shall be final and binding upon the parties.

The seat of the arbitration shall be Beijing.

The language for the arbitration proceedings shall be Chinese.

17.	This Agreement shall be formed on the date of execution. And both parties hereto agree that the terms and conditions of this Agreement shall be effective as of the date on which Party B has obtained the loan and shall expire when both parties have fully performed their obligations under this Agreement.

18.	Party B cannot terminate or revoke this Agreement unless (a) Party A commits a gross negligence, fraud or other material illegal acts; or (b) Party A goes bankrupt.

19.	This Agreement may not be amended or modified except with a written agreement reached by both parties. In case of anything not covered herein, both parties may sign a written supplementary agreement. Any amendment, modification, supplement or annex to this Agreement shall form an integral part of this Agreement.

20.	This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matters hereof and supersedes all prior verbal discussions or written agreements between the parties with respect to subject matters hereof.

21.	This Agreement is severable. If any clause of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall have no effect on the validity or enforceability of the remainder of this Agreement.

22.	Each party should protect the confidentiality of the information concerning the other party’s business, operation, financial situation or other confidential information obtained under this Agreement or during the performance of this Agreement.

23.	Any obligation arising from or becoming due under this Agreement before the expiration or early termination of this Agreement shall survive such expiration or early termination. The Articles 15, 16 and 22 of this Agreement shall survive the termination of this Agreement.

24.	This Agreement shall be executed in two originals, with each party holding one original. All originals shall have the same legal effect.

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by himself, its legal representative or its duly authorized representative as of the date first written above.

[Signature Page]

Party A:	Baidu Online Network Technology (Beijing) Co., Ltd.
Legal Representative/Authorized Representative:	/s/ Wang Zhan
Seal:	/s/ Baidu Online Network Technology (Beijing) Co., Ltd.

Party B:	Liang Zhixiang
Signature:	/s/ Liang Zhixiang